SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the  Registrant  [ X ]
Filed by a Party  other than the  Registrant  []
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for the use of the  Commission
[X] Definitive  Proxy  Statement
[ ] Definitive Additional  Materials
[ ] Soliciting  Material  Pursuant to ss.240.14a-11 (c) or ss.240.14a-12



                      Tanknology - NDE International, Inc.
          -------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



          -------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement; if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:
              ------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how is was determined):
              ------------------------------------------------------------------
         4) Proposed maximum aggregate value of transaction:
              ------------------------------------------------------------------
         5) Total fee paid:
              ------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:
              ------------------------------------------------------------------
         2)   Form, Schedule or Registration Statement No.:
              ------------------------------------------------------------------
         3)   Filing Party:
              ------------------------------------------------------------------
         4)   Date Filed:
              ------------------------------------------------------------------

                       Tanknology-NDE International, Inc.
                    8900 Shoal Creek Boulevard, Building 200
                               Austin, Texas 78757


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON June 15, 1999




         To the Stockholders of Tanknology-NDE International, Inc.:


     Notice is hereby given that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Tanknology- NDE International, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, June 15, 1999, at the Company's offices located at 8900 Shoal Creek Boulevard, Building 200, Austin, TX 78757 at 10:00 a.m. Central time, for the following purposes:

         1. To consider and vote on the nominees for directors of the Company;

         2. To ratify the appointment of independent public accountants for the 1999 fiscal year; and

         3. Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on April 30, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     Stockholders are cordially invited to attend the Annual Meeting in person. Those who do not plan to attend and who wish their shares voted are requested to sign, date and mail promptly the enclosed proxy, for which a return envelope is provided.


                                                     FOR THE BOARD OF DIRECTORS,


                                                     //s// JAY ALLEN CHAFFEE


                                                     Jay Allen Chaffee
                                                     Chairman of the Board

Austin, Texas
May 11, 1999

                       Tanknology-NDE International, Inc.
                    8900 Shoal Creek Boulevard, Building 200
                               Austin, Texas 78757


                                 PROXY STATEMENT
                                     ------

                                  May 11, 1999

General

     The accompanying proxy is solicited on behalf of the Board of Directors of Tanknology-NDE International, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders of the Company (the "Meeting") to be held at 10:00 a.m. Central time on Tuesday, June 15, 1999, in the Company's offices located at 8900 Shoal Creek, Building 200, Austin TX, 78757.

     Only holders of record at the close of business on April 30, 1999 (the "Record Date") of shares of common stock of the Company, par value $0.0001 per share (the "Common Stock") and shares of Series A Redeemable Convertible Preferred Stock of the Company, par value $0.0001 per share (the "Preferred Stock"), will be entitled to vote at the Meeting with respect to the election of the five directors as described in Proposal 1 and with respect to the ratification of appointment of independent public accountants as described in Proposal 2. Holders of record on the Record Date of Preferred Stock will be entitled to vote at the Meeting with respect to the election of one additional director as described in Proposal 1. Each share of Preferred Stock is entitled to 20,000 votes, and each share of Common Stock is entitled to one vote in matters in which such stock is entitled to vote. At the close of business on the Record Date, 16,735,040 shares of Common Stock were outstanding and entitled to vote, and 150 shares of Preferred Stock were outstanding and entitled to vote. A majority of the shares of Common Stock and Preferred Stock outstanding on the Record Date will constitute a quorum.

     This Proxy Statement and accompanying proxy was mailed to stockholders on or about May 11, 1999.

Vote Required; Abstentions

     Five directors to serve as members of the Board of Directors will be elected by a plurality of the votes cast by the holders of Common Stock and Preferred Stock, voting together as a class. One additional director to serve as a member of the Board of Directors will be elected by a plurality of the votes cast by the holders of Preferred Stock. There will be no cumulative voting for directors. For all matters except the election of directors, the affirmative vote of a majority of the votes entitled to be cast by the holders of Common Stock and Preferred Stock, voting together as a class, present in person or by proxy is required.

     Abstentions are treated as present and entitled to vote and, thus, will be counted in determining whether a quorum is present. Abstentions will have the same effect as a vote against a matter, except as to the election of directors, as to which they will have no effect.

Solicitation of Proxies; Expenses

     Solicitation of proxies by mail is expected to commence on or about May 11, 1999, and the cost thereof will be borne by the Company. In addition to such solicitation by mail, certain of the directors, officers and regular employees of the Company may, without extra compensation, solicit proxies by telephone, telecopy or personal interview. Arrangements will be made with certain brokerage houses, custodians, nominees and other fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock and Preferred Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection therewith.

Revocability of Proxies

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to the Company, signed by the person who signed the proxy and stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and that is presented at the Meeting or by attending the Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.


PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     At the meeting, the holders of the Company's Common Stock and Preferred Stock will elect five directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until such director's earlier resignation or removal.

     Common Stock and Preferred Stock represented by the accompanying proxy will be voted for the election of those five nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority to vote or so as to vote for one or more alternative candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who would be unable or unwilling to serve as a director.

Nominees

     Unless contrary indications are set forth in the proxy, it is intended that the person named in the proxy will vote all shares of Common Stock represented by the proxy for the election of Messrs. Jay Allen Chaffee, A. Daniel Sharplin, Charles C. McGettigan, Michael S. Taylor, and Myron A. Wick, III as directors. Messrs. Chaffee, McGettigan, Sharplin, Taylor and Wick are all presently members of the Board of Directors of the Company. Directors of the Company are elected annually and hold office until their successors have been elected and qualified or their earlier resignation or removal. Management is not aware of any circumstances likely to render any nominee unavailable for election. However, should any nominee become unavailable for election, the Board of Directors of the Company may designate another nominee, in which case the person acting under a duly executed proxy will vote for the election of the replacement nominee. A stockholder may, in the manner set forth in the enclosed proxy card, instruct the proxy holder not to vote that stockholder's shares for one or more of the named nominees.

     The Company's by-laws currently provide for a Board of Directors of seven persons. Six persons currently serve on the Board and are expected to continue to serve until the Meeting. The proxies solicited hereby cannot be voted for a number of persons greater than the number of nominees named below. The Certificate of Incorporation of the Company, as amended to date, does not permit cumulative voting. A plurality of the votes of the holders of the outstanding shares of Common Stock and Preferred Stock of the Company represented at a meeting at which a quorum is present may elect directors other than the director to be elected by the holders of the Company's Preferred Stock. The Company's Certificate of Designation for Preferred Stock provides that a plurality of the votes of the holders of the outstanding shares of the Company's Preferred Stock represented at a meeting at which a quorum is present may elect one director.

     The following sets forth information concerning the five nominees for election by the holders of Common Stock and Preferred Stock as directors at the meeting, including their position with the Company, their business experience during at least the past five years, and their age of April 30, 1999.

                                                                                      Director
Name                               Age     Principal Occupation                        Since
-----------------------------  ----------- ---------------------------------------  -------------
Jay Allen Chaffee(1)               47      Chairman of the Board                       1991
A. Daniel Sharplin                 36      President and Chief Executive Officer       1995
Charles C. McGettigan(3)           54      Merchant Banking                            1995
Michael S. Taylor(2)(3)            57      Investment Banking                          1992
Myron A. Wick, III(1)(2)           55      Merchant Banking                            1991
---------------------------

(1)  Member of Executive Committee
(2)  Member of Compensation Committee
(3)  Member of Audit Committee

     Each of the directors named herein was elected to be a director at the Company's annual meeting of stockholders held on May 19, 1998.

     Jay Allen Chaffee was elected to the Company's Board of Directors in April 1991 and has been the Chairman of the Board since December 1994. He served as the Company's President, Chief Executive Officer and Chief Financial Officer from May 1991 until June 1995. Mr. Chaffee has served as President and a director of Bunker Hill Associates, Inc. ("Bunker Hill") since 1985, and he continues to serve in these capacities. Mr. Chaffee received a Bachelor of Arts from Franklin & Marshall College in 1974 and a Juris Doctor from the University of Tulsa College of Law in 1978.

     A. Daniel Sharplin has been a director and the Company's President, and Chief Executive Officer since June 1995. He became the Company's Vice President, Western Region, in December 1991, was appointed the Company's Chief Operating Officer and Secretary in July 1992 and was appointed President in December 1994. Prior to joining the Company, Mr. Sharplin was an environmental service industry consultant from April 1991 to December 1991. Mr. Sharplin received a Masters of Business Administration from the University of Texas in 1987.

     Charles C. McGettigan has been a director since 1995. Since November 1988, he has been a Managing Director of McGettigan, Wick & Co. Inc. ("McGettigan Wick"), an investment banking firm in San Francisco. Since May 1991, Mr. McGettigan has been a general partner of Proactive Investment Managers, L.P. ("PIM"), which is the general partner of Proactive Partners, L.P. ("Proactive"), a merchant banking fund. Prior to co-founding McGettigan, Wick & Co., Mr. McGettigan was a Principal, Corporate Finance, of Hambrecht & Quist, Incorporated. Prior to that time, Mr. McGettigan was a Senior Vice President of Dillon, Read & Co. Inc. He currently serves on the boards of directors of Cuisine Solutions, Inc., Modtech, Inc, Onsite Energy, Inc., PMR Corporation, Sonex Research, Inc., and Wray-Tech Instruments, Inc. Mr. McGettigan is a graduate of Georgetown University, and also received a Masters of Business Administration in Finance from the Wharton School at the University of Pennsylvania.

     Michael S. Taylor has been a director of the Company since July 1992. He has been Senior Vice President- Corporate Finance of Gilford Securities Incorporated since December 1996. From March 1996 to November 1996, he held a similar position with Laidlaw Equities. From June 1989 to March 1996 he was an Associate Director of Investment Banking at Josephthal Lyons & Ross, Inc. ("Josephthal") . From early 1980 until joining Josephthal, he was President of Mostel & Taylor Securities, Inc. He has been involved in the securities industry since 1966 when he joined Lehman Brothers Inc. as an analyst. He became a director of New Paradigm Software Corporation in April 1996. He attended Amherst College and Columbia University.

     Myron A. Wick, III has been a director of the Company since November 1991. Since November 1988, he has been a Managing Director of McGettigan Wick. Since May 1991, Mr. Wick has been a general partner of PIM, which is the general partner of Proactive. From September 1985 to May 1988, Mr. Wick was Chief Operating Officer of California Biotechnology, Inc., a publicly traded biotechnology firm. Mr. Wick is a director of Modtech, Inc., Sonex Research, Inc., and Wray-Tech Instruments, Inc. Mr. Wick received a Bachelor of Arts from Yale University in 1965 and a Masters of Business Administration from Harvard University in 1968.

     The holders of the Preferred Stock are entitled to elect one director in accordance with the Certificate of Designation for the Preferred Stock. On June 26, 1998, the Board of Directors, pursuant to the Company's By-laws, elected Lawrence K. Landers to the Board of Directors to replace Steven H. Sigmon and serve as the representative of the holders of the Preferred Stock. Mr. Landers has been nominated for election to the Company's Board of Directors at the Meeting. The following sets forth certain information regarding Mr. Landers:





                                                                                      Director
Name                               Age     Principal Occupation                        Since
-----------------------------  ----------- ---------------------------------------  -------------
Lawrence K. (Kel) Landers          49      Vice-President, Marketing, General          1998
                                           Manager of Simplicity Petroleum Data
                                           Services for Veeder-Root Company
                                           (Subsidiary of Danaher Corporation)

     Mr. Landers has been a director since June 1998. Since September 1998, he has been Vice President of Marketing for Veeder-Root Company ("Veeder-Root"), a subsidiary of Danaher Corporation ("Danaher"), and from December 1996 to September 1998 served as the General Manager of Simplicity Data Services for Veeder-Root. Prior to that time, Mr. Landers was employed with United Parcel Service as the Vice President, Marketing of UPS Worldwide Logistics , a subsidiary of UPS from June 1995 to December 1996, and as International Marketing Manager for UPS from March 1994 to June 1995. Mr. Landers received a

Bachelor of Science from the University of Alabama in 1973 and a Masters in Business Administration from Duke University in 1984.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
             ELECTION OF EACH OF THE FOREGOING NOMINEES AS DIRECTORS

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and beneficial owners of more than 10% of any class of any equity securities of the Company to file with the Securities and Exchange Commission (the "SEC"), initial reports of ownership and reports of changes in ownership of such equity securities of the
Company. Officers, directors and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that, during the 1998 fiscal year, the filings required of its officers, directors or greater than 10% beneficial owners were timely filed with the exception of Form 5 for each of Mr. Chaffee and Mr. Sharplin which were not timely filed.

Meetings of the Board of Directors and Certain Committees

     During all of 1998, Jay Allen Chaffee, A. Daniel Sharplin, Charles C. McGettigan, Michael S. Taylor and Myron A. Wick, III were members of the Board of Directors. Effective May 26, 1998, The Board of Directors unanimously elected Kel Landers to the Board of Directors to replace Steven H. Sigmon, who had been elected a director on February 19,1998 and served as a director until May 26, 1998.

     The Board of Directors met four times in 1998. The standing committees of the Board of Directors include an Executive Committee, an Audit Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee. The functions of the Nominating Committee are performed by the Board of Directors. During 1998, the Executive Committee, the Compensation Committee and the Audit Committee did not conduct meetings separate from the regular Board meetings. All directors attended at least 75% of the meetings of the Board of Directors held in 1998.

     During 1998, the members of the Executive Committee were Jay Allen Chaffee, Myron A. Wick, III and A. Daniel Sharplin. Messrs. Chaffee, Wick and Sharplin continue to be members of the Executive Committee. The Executive Committee has, in general, the authority to take substantially all actions that can be taken by the Board of Directors as a whole.

     During 1998, the members of the Compensation Committee were Michael S. Taylor and Myron A. Wick, III. Messrs. Taylor and Wick continue to be members of the Compensation Committee. The Compensation Committee has the authority to determine the compensation and other benefits received by the Company's Chief Executive Officer and members of the Company's senior management group.

     During 1998, the members of the Audit Committee were Charles C. McGettigan and Michael S. Taylor. Messrs. McGettigan and Taylor continue to be the members of the Audit Committee. The Audit Committee reviews with the Company's outside auditors the Company's financial reporting systems and controls and meets with the outside auditors concerning the scope and terms of their engagement and the results of their audits.


Executive Officers

     Jay  Allen  Chaffee.  See  "Proposal  No. 1 --  Election  of  Directors  --
     Nominees."

     A. Daniel Sharplin. See "Proposal No. 1 -- Election of Directors -- Nominees."

     H. Baxter Nairon, age 39, was named Vice President of Strategy and Business Development of the Company in December 1997. Prior to that time, he was President of Field Services for the Company from April 1996 to December 1997. Before joining the Company, from 1989 to 1996, Mr. Nairon was employed by Booz-Allen & Hamilton, a global management consulting firm, where he achieved the position of Principal, specializing in engagements for large oil companies. He has received a Professional Engineering registration and holds a Bachelor of Science in Mechanical Engineering from the University of Tennessee at Knoxville and a Masters of Business Administration from the University of Texas.

     David G. Osowski, age 46, was named Vice President, Secretary and Chief Financial Officer in December 1996. Prior to joining the Company, from May 1991 until July 1996, Mr. Osowski served as Senior Vice President, Controller and Treasurer for Summagraphics Corporation. Mr. Osowski received a Bachelor of Science from the University of Bridgeport.

     Daniel J. Kubala, age 35 joined the Company as Vice President of Marketing in August 1996. Before joining the company, from 1993 to 1996, Mr. Kubala served as Technology Marketing Manager for the IC2 Institute, assisting start-up firms in licensing and marketing NASA and CIA technologies for private sector use. Prior to that, Mr. Kubala was Product Manager for Quaker Oats Company's Gatorade sports drink, where he was responsible for pricing strategy, forecasting, new flavors, and packaging. Mr. Kubala holds a Bachelor of Arts in Mathematics from the University of Dallas and a Masters of Business Administration from the University of Texas.

     Allen Porter, age 41, was named Vice President of Sales in August, 1998. From May, 1985 to August 1998, Mr. Porter was employed by the Company as Vice President, Total Compliance. Prior to joining the Company, from May 1995 to May 1998, Mr. Porter served in various management positions including Director of Sales and Vice President of Marketing and, most recently, as the Vice President, Encompass Division at Arizona Instrument, Inc. Mr. Porter received a Bachelor of Science from Marquette University.

Certain Transactions

     During the last fiscal year, the following transactions in excess of $60,000 were entered into with related parties: During 1998, the Company paid $374,601 to Bunker Hill for the services of Jay Allen Chaffee and related expenses as described below. Mr. Chaffee is the Chairman of the Board and President of Bunker Hill.

Transactions with Management

Employment Agreements

     In 1991, the Company entered into a service contract with Bunker Hill, to retain the services of Mr. Chaffee. Mr. Chaffee is a principal of Bunker Hill, a management consulting firm based in Houston, Texas. Pursuant to the contract, Mr. Chaffee has agreed to serve the Company in various capacities as an officer and director. In July 1997, the Company entered into an Executive Consulting Agreement pursuant to which the Company agreed to pay a base retainer for such services at the rate of $7,500 per month with additional stock and cash bonus consideration. The term of the agreement is three and one-half years, it may be extended for one or more additional periods, and it can be terminated by Bunker Hill on thirty days' prior written notice and by the Company at any time. The agreement supercedes the 1991 service contract between the Company and Bunker Hill. In 1998, Bunker Hill, on behalf of Mr. Chaffee, received $90,000 in consideration for Mr. Chaffee's management services as an officer of the Company plus a bonus of $200,000 earned but not paid in fiscal year 1998. In July 1998 the Company also retained Bunker Hill, on behalf of Mr. Chaffee to provide management and support services in connection with the Company's environmental risk management function for a monthly fee of $4,250. Accordingly, Bunker Hill, on behalf of Mr. Chaffee was paid a total of $25,500 for these services in 1998. In addition, $59,101 was remitted to Bunker Hill for secretarial support and reimbursement of travel and out-of-pocket expenses related to Mr. Chaffee's services.

     In July 1997, the Company entered into an employment agreement (the "Employment Agreement") with A. Daniel Sharplin, its President, Chief Executive Officer and a director, pursuant to which Mr. Sharplin will continue to serve the Company as President, Chief Executive Officer and director. Pursuant to the Employment Agreement, the Company paid Mr. Sharplin a base salary at the rate of $225,000 in 1998,. Pursuant to the Employment Agreement, the Company will pay Mr. Sharplin an annual base salary of $250,000 for all periods after December 31, 1998, except that the salary may be increased but not decreased at the discretion of the Board of Directors. On February 23, 1999, the Compensation Committee of the Board of Directors voted to increase Mr. Sharplin's annual salary to $290,000 effective January 1, 1999. Mr. Sharplin will also receive additional stock and cash bonus consideration. The term of the contract is three and one-half years, and it may be extended for one or more additional periods.

     The agreements described above between the Company and Messrs. Chaffee and Sharplin (who for the purposes of this paragraph only will be referred to as the "Employed Person") provide for change of control protection. In case of a change of control, (i) if the Employed Person is terminated, (A) the Employed Person will be entitled to receive his base compensation for a period equal to the remaining portion of the designated term of the relationship, (B) all of the stock appreciation rights or stock options of the Employed Person granted pursuant to the agreement which have accrued but not vested prior to the date on which the change in control has occurred will automatically vest as of such date and (C) all other rights and benefits the Employed Person may have under the employee benefit, bonus and/or stock option plans and programs of the Company will be determined in accordance with the terms and conditions of those plans and programs, and (ii) if the Employed Person is not terminated, (A) the terms and provisions of the agreements will remain in full force and effect, (B) at the election of the Employed Person, the stock appreciation rights and stock options of the Employed Person granted pursuant to the agreements which have accrued but not vested prior to the date of such change in control shall either
(x) vest or (y) remain accrued but not vested and (C) regardless of the election of the Employed Person pursuant to the immediately preceding clause, the stock appreciation rights and stock options granted pursuant to the agreements shall continue to accrue after the date of the change in control. A change in control means a change in control of the Company which shall be deemed to have occurred if (i) there is an event required to be reported with respect to the Company under federal securities laws, (ii) any person shall have become the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding voting securities, (iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.

Refinancing

     In December 1997, the Company entered into several agreements with two subsidiaries of Danaher Corporation, which encompassed both a commercial agreement with Veeder-Root Company and an $8 million investment by DH Holdings, Inc. Veeder-Root is a manufacturer of environmental monitoring equipment and a provider of supporting services. Under the terms of the commercial agreement, the Company and Veeder-Root will work to integrate their complementary service offerings. Under the terms of the investment agreement, the Company issued (i) a $6.5 million Senior Subordinated Note with a 10% annual interest rate and a 5-year term, (ii) $1.5 million of Preferred Stock that is convertible into 3 million shares of the Company's Common Stock and pays a 10% annual dividend with a 7-year term and (iii) 4.5 million warrants to purchase the Company's Common Stock at $0.375 per share with a 5-year term. If DH Holdings, Inc. exercises its warrants and converts the Preferred Stock, its ownership would be approximately 25% of the Company on a fully-diluted basis. With the proceeds of this investment and approximately $750,000 of cash, the Company repaid all of its obligations to Banc One Capital Partners ("BOCP") and repurchased all of the Company's 13,022,920 outstanding warrants which were held by BOCP. Mr. Landers is a Vice-President of Veeder-Root and a director of the Company.

Compensation of Directors

     The Company has agreed to pay or reimburse the travel expenses of its directors resulting from their attendance of Board meetings. Except as hereinafter provided, no other cash compensation was paid to, or on behalf of, Board of Director members, in consideration of their services provided as directors in 1999.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth certain information as to the beneficial ownership of the Company's capital stock as of April 15, 1999 by: (a) each stockholder known by the Company to be the beneficial owner of more than 5% of a class of voting stock, (b) each director, (c) each of the executive officers of the Company and (d) all executive officers and directors as a group.

                     Beneficial Ownership of Common Stock(1)


                              Amount and nature of
Beneficial Owner                       Beneficial Ownership   Percentage
------------------------------------   --------------------   ----------
Proactive Partners, L.P.                 13,869,828  (2)        54.71%
50 Osgood Place, Penthouse
San Francisco, CA  94153

Lagunitas Partners, L.P.                 13,761,818  (3)        54.29%
50 Osgood Place, Penthouse
San Francisco, CA  94153

Danaher Corporation                       4,500,000  (4)        17.75%
1250 24th Street, N.W.
Washington, DC 20037

Myron A. Wick, III                       10,083,523  (5)        39.78%
c/o Proactive Partners
50 Osgood Place, Penthouse
San Francisco, CA  94153

Charles C. McGettigan                    10,108,523  (6)        39.88%
c/o Proactive Partners
50 Osgood Place, Penthouse
San Francisco, CA  94153

A. Daniel Sharplin                        1,744,588  (7)         6.88%

Jay Allen Chaffee                           900,014  (8)         3.55%

H. Baxter Nairon                            384,000  (9)         1.51%

Lawrence K. Landers                             --                 --

Michael S. Taylor                            57,333 (10)          *

David G. Osowski                            166,667 (11)          *

Daniel J. Kubala                            134,000 (12)          *

Allen Porter                                 33,333 (13)          *

All executive officers and directors     17,289,763 (14)        68.20%
---------------------------

*        Less than 1% of the outstanding Common Stock

(1) For the purposes of the above table and the following notes, the shares of Common Stock shown as "beneficially owned" include all shares of Common Stock that the "beneficial owner" has the right to acquire within 60 days upon the conversion of other securities, upon the exercise of warrants or options or otherwise. In calculating the total number of shares of Common Stock deemed to be outstanding for the purpose of reflecting each beneficial owner's percentage of the class, the shares that other owners did not then own but had the right to acquire within 60 days or more are not included.

(2) Includes 10,065,513 outstanding shares of Common Stock, including 25,000 shares owned directly by Mr. McGettigan. Also includes (i) 3,721,305 shares beneficially owned by Lagunitas Partners, L.P. and referenced in note (3) below;
(iii) 40,000 shares  beneficially owned by Mr. McGettigan and referenced in note
(6) below; (iv) 40,000 shares beneficially owned by Mr. Wick and referenced in note (5) below; and (v) 3,010 shares issuable upon the exercise of warrants at a price of $0.15 per share issued to McGettigan, Wick & Co., Inc. and to Proactive's general partner, PIM. See also note (7) below.

(3) Includes 3,694,391 outstanding shares of Common Stock. Also includes (i) 26,914 shares issuable upon the exercise of warrants at a price of $0.15 per share and (ii) 10,040,513 shares beneficially owned by Proactive and referenced in note (2) above.

(4) Consists of currently exercisable warrants to purchase 4,500,000 shares of Common Stock at $.375 per share.

(5) Includes (i) 40,000 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Wick under the Company's 1989 Long-Term Incentive Plan (the "Incentive Plan"); (ii) 10,040,513 shares beneficially owned by Proactive and referenced in note (2) above (Mr. Wick is a general partner of PIM which is the general partners of Proactive); and (iii) 3,010 shares beneficially owned by McGettigan, Wick & Co. (Mr. Wick is a general partner of McGettigan, Wick & Co.). Does not include 184,410 shares owned by the Company's 401(K) plan of which Mr. Wick is a trustee.

(6) Includes 25,000 outstanding shares of common stock. Also includes (i) 40,000 shares of Common Stock issuable upon the exercise of stock options granted to Mr. McGettigan under the Incentive Plan; (ii) 10,040,513 shares beneficially owned by Proactive and referenced in note (2) above (Mr. McGettigan is a general partner of PIM, which is the general partner of Proactive); and (iii) 3,010 shares beneficially owned by McGettigan, Wick & Co. (Mr. McGettigan is a general partner of McGettigan, Wick & Co.).

(7) Includes 513,932 outstanding shares of Common Stock. Also includes (i) 26,360 shares reserved for issuance upon the exercise of warrants at prices of $7.50 and (ii) 1,744,588 shares reserved for issuance to Mr. Sharplin under the Incentive Plan. Does not include (i) 685,728 shares subject to options that are not yet exercisable or (ii) 176,659 shares owned by the Company's 401(K) plan of which Mr. Sharplin is a trustee.

(8) Includes 67,150 outstanding shares of Common Stock. These shares are held in the name of Bunker Hill, which is an affiliate of Mr. Chaffee. Also includes 900,014 shares subject to exercisable options granted to Bunker Hill under the Incentive Plan. Does not include (i) 457,152 shares subject to options that are not yet exercisable or (ii) 176,659 shares owned by the Company's 401(K) plan of which Mr. Chaffee is a trustee.

(9) Consists of 384,000 shares issuable upon the exercise of options granted to Mr. Nairon under the Incentive Plan.

(10) Includes (i) 57,333 shares issuable upon the exercise of options granted to Mr. Taylor under the Incentive Plan and (ii) 4,000 shares outstanding held by Mr. Taylor's wife. Mr. Taylor disclaims beneficial ownership of his wife's shares. Does not include 66,667 shares subject to options that are not yet exercisable.

(11) Consists of 166,667 shares issuable upon the exercise of options granted to Mr. Osowski under the Incentive Plan but does not include 83,333 shares subject to options that are not yet exercisable.

(12) Consists of 134,000 shares issuable upon the exercise of options granted to Mr. Kubala under the Incentive Plan but does not include 67,000 shares subject to options that are not yet exercisable.

(13) Consists of 33,333 shares issuable upon the exercise of options granted to Mr. Porter under the Incentive Plan but does not include 66,667 shares subject to options that are not yet exercisable.

(14) In calculating the total number of shares of Common Stock owned by all executive officers and directors, shares that the owners do not own but could be acquired within 60 days or more are not included.

                     Beneficial Ownership of Preferred Stock

Beneficial Owner                         Number of Shares     Percentage
------------------------------------   --------------------   ----------
Danaher Corporation                             150  (1)       100.00%
1250 24th Street, N.W.
Washington, DC 20037
---------------------------

(1) Consists of 150 shares of Preferred Stock that is convertible into 3,000,000 shares of Common Stock.


                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to the most highly compensated executive officers of the Company (the "Named Executive Officers") for all services rendered in all capacities to the

Company and its subsidiaries during 1996, 1997 and 1998. No other person who was an executive officer of the Company at the end of 1998 was awarded, earned or received an annual salary and bonus in excess of $100,000.

                           Summary Compensation Table
                                                                   Long-Term
                                                                  Compensation
                                                                 --------------
                                                                     Awards
                                                                 --------------
                                  Annual Compensation                Shares
    Name and              -------------------------------------    Underlying       All Other
Principal Position        Year      Salary           Bonus           Options       Compensation
-----------------------   ----   -------------   --------------   --------------   ------------

Jay Allen Chaffee         1998   $ 115,500 (1)   $ 200,000  (1)         --               --
Chairman of the Board     1997   $  90,000 (1)   $ 200,000  (1)    800,016   (2)         --
of Directors              1996   $  90,000 (1)   $ 150,000  (1)         --               --

A. Daniel Sharplin        1998   $ 225,000 (3)   $ 370,000  (3)          --        $    500 (5)
President and Chief       1997   $ 150,000 (3)   $ 100,000  (3)   1,200,024  (4)         --
Executive Officer         1996   $ 154,526 (3)   $  75,000  (3)          --        $  4,526 (6)

H. Baxter Nairon          1998   $ 138,000       $  93,762  (7)          --        $    500 (5)
Vice President of         1997   $ 138,000       $  58,000  (7)          --              --
Strategy and Business     1996   $  95,537       $  45,000  (7)     384,000  (8)         --
Development

David G. Osowski          1998   $ 135,000       $  93,762  (9)          --        $    500 (5)
Vice President,           1997   $ 135,000       $  47,625  (9)     250,000 (10)         --
Secretary and Chief       1996         N/A             N/A              N/A              --
Financial Officer

Daniel J. Kubala          1998   $  90,000       $  93,762 (11)          --        $    500 (5)
Vice President of         1997   $  80,000       $  38,500 (11)          --              --
Marketing                 1996   $  27,692       $  10,111 (11)     201,000 (12)         --

Allen Porter              1998   $  57,692       $  50,881 (13)     100,000 (14)   $    500 (5)
Vice President of Sales   1997         N/A             N/A              N/A
                          1996         N/A             N/A              N/A

---------------------------


(1) In July 1997, the Company entered into an Executive Consulting Agreement with Bunker Hill, of which Mr. Chaffee is a principal. See "Certain Transactions." In 1993, the Company awarded a bonus of $19,969 to Mr. Chaffee, which was paid in installments in 1995 and 1996. In 1996, the Compensation Committee awarded Mr. Chaffee a bonus for 1996 of $150,000 which was paid in 1997. In 1997, the Compensation Committee awarded Mr. Chaffee a bonus for 1997 of $200,000, which was paid in 1998. In 1998, the Compensation Committee awarded Mr. Chaffee a bonus for 1998 of $200,000, which will be paid in 1999.

(2) In 1996, certain previously granted options were repriced. See "Fiscal Year End Options Values." On July 1, 1997, pursuant to the Executive Consulting Agreement, Mr. Chaffee was awarded cash stock appreciation rights ("SARs") for an aggregate of 800,016 shares of Common Stock at $0.2813 per share. On July 2, 1997, the Company converted the SARs into a stock option for 800,016 shares of Common Stock at $0.2813 per share which will expire on December 31, 2005.

(3) In July 1997, the Company entered into an Employment Agreement with Mr. Sharplin. See "Certain Transactions." In 1995, the Compensation Committee awarded Mr. Sharplin a $20,000 bonus which was paid in 1997. Mr. Sharplin's 1996 bonus award of $75,000 was paid in 1997. Mr. Sharplin's 1997 bonus award of $100,000 was paid in 1998. In 1998 the Compensation Committee awarded Mr Sharplin a bonus for 1998 of $370,000, which was paid in 1999.

(4) In 1996, certain previously granted options were repriced. See "Fiscal Year End Options Values." On July 1, 1997, pursuant to the Employment Agreement, Mr. Sharplin was awarded SARs for an aggregate of 1,200,024 shares of Common Stock at $0.2813 per share. On July 2, 1997, the Company converted the SARs into a stock option for 1,200,024 shares of Common Stock at $0.2813 per share which will expire on December 31, 2005.

(5)  Consists of the Company's 1998 contribution to the 401K plan.

(6) Consists of matching funds for the Company 401(k) plan relating to Company contributions for 1992, 1993 and 1994 which were made in 1996.

(7) In 1996, the Compensation Committee awarded Mr. Nairon a bonus for 1996 of $35,000, which was paid in 1997. Mr. Nairon was also paid a $10,000 bonus as an inducement to join the Company in 1996. In 1997, the Compensation Committee awarded Mr. Nairon a bonus for 1997of $58,000, of which $16,000 was paid in 1997 and $42,000 was paid in 1998. In 1998, the Compensation Committee awarded Mr. Nairon a bonus for 1998 of $93,762, which was paid in 1999.

(8) In March 1996, Mr. Nairon was granted an option to purchase 384,000 shares of Common Stock at $0.1875, the market price of the Company's Common Stock on Mr. Nairon's hire date. The option vests ratably one-third each year starting on April 15, 1996.

(9) In 1997, the Compensation Committee awarded Mr. Osowski a bonus for 1997 of $47,625, of which $28,125 was paid in 1997 and $19,500 was paid in 1998. In
     1998, the Compensation Committee awarded Mr. Osowski a bonus for 1998 of $93,762, which was paid in 1999.

(10) In December 1996, Mr. Osowski was granted an option to purchase 250,000 shares of Common Stock at $0.40625, the market price of the Company's Common Stock on Mr. Osowski's hire date. The option vests ratably one-third each year starting on December 19, 1996.

(11) In 1996, the Compensation Committee awarded Mr. Kubala a bonus for 1996 of $10,111 which was paid in 1997. In 1997, the Compensation Committee awarded Mr. Kubala a bonus for 1997 of $38,500, of which $8,500 was paid in 1997 and $30,000 was paid in 1998. In 1998, the Compensation Committee awarded Mr. Kubala a bonus for 1998 of $93,762, which was paid in 1999.

(12) In August 1996, Mr. Kubala was granted an option to purchase 201,000 shares of Common Stock at $0.15625, the market price of the Company's Common Stock on Mr. Kubala's employment acceptance date. The option vests ratably one-third each year starting on August 1, 1996.

(13) Mr. Porter joined the Company in May 1998. In 1998, the Compensation Committee awarded Mr. Porter a bonus for 1998 of $46,881 which was paid in 1999. Mr. Porter also was paid a $4,000 bonus in 1998 for completing certain goals as outlined in his initial employment offer.

(14) In April 1998, Mr. Porter was granted an option to purchase 100,000 shares of Common Stock at $0.78125, the market price of the Company's Common Stock on Mr. Porter's employment acceptance date. The option vests ratably one-third each year starting on April 15, 1998.


Option Grants in Last Fiscal Year

     The following table sets forth options granted to the Named Executive Officers during the year ending December 31, 1998.



                      Number of    Percent of                                   Potential Realizable
                      Shares      Total-Options                                   Value-at-Assumed
                     Underlying    Granted to      Exercise                     Annual Rates of Stock
                      Options     Employees in    Price Per                     Price-Appreciation-for
      Name            Granted      Fiscal Year      Share     Expiration Date        Option Term
------------------   ----------   -------------   ---------   ---------------   ----------------------
                                                                                    5%         10%

Jay Allen Chaffee         --           --            --             --             --          --
A. Daniel Sharplin        --           --            --             --             --          --
H. Baxter Nairon          --           --            --             --             --          --
David G. Osowski          --           --            --             --             --          --
Daniel Kubala             --           --            --             --             --          --
Allen Porter            100,000       13.4%        $.78125     April 15, 2008   $ 49,132   $ 124,511



Fiscal Year End Options Values

     The following table sets forth the option holdings and the value of unexercised options held by each Named Executive Officer as of December 31, 1998. None of the Named Executive Officers exercised any options during 1998.

                     Numbers of Shares Underlying      Value of Unexercised
                          Unexercised-Options          in-the-Money-Options
                         at December 31, 1998          at December 31, 1998
                     ----------------------------   ----------------------------
      Name           Exercisable    Unexercisable   Exercisable   Unexercisable
------------------   ------------   -------------   ------------   -------------
Jay Allen Chaffee       342,864        457,152       $  203,576    $ 271,434 (1)
                        440,000             --       $  330,000           -- (2)
                         50,000             --       $   37,500           -- (2)

A. Daniel Sharplin      514,296        685,728       $  305,363    $ 407,151 (1)
                        640,000             --       $  480,000           -- (2)
                         50,000             --       $   37,500           -- (2)

H. Baxter Nairon        256,000        128,000       $  176,000    $  88,000 (3)

David G. Osowski        166,667         83,333       $   78,125    $  39,063 (4)

Daniel J. Kubala        134,000         67,000       $   96,313    $  48,156 (5)

Allen Porter                 --        100,000       $      --     $   9,375 (6)
---------------------------

(1) Represents (i) the difference ($0.59375) between the exercise price of the options ($0.28125) and the per share fair market value of the Company's Common Stock on December 31, 1998 ($0.875) times (ii) the number of shares subject to the options.

(2) Represents (i) the difference ($.75) between the exercise price of the options ($0.125) and the per share fair market value of the Company's Common Stock on December 31, 1998 ($0.875) times (ii) the number of shares subject to the options.

(3) Represents (i) the difference ($0.6875) between the exercise price of the options ($0.1875) and the per share fair market value of the Company's Common Stock on December 31, 1998 ($0.875) times (ii) the number of shares subject to the options.

(4) Represents (i) the difference ($.46875) between the exercise price of the options ($0.40625) and the per share fair market value of the Company's Common Stock on December 31, 1998 ($0.875) times (ii) the number of shares subject to the options.

(5) Represents (i) the difference ($.71875) between the exercise price of the options ($0.15625) and the per share fair market value of the Company's Common Stock on December 31, 1998 ($0.875) times (ii) the number of shares subject to the options.

(6) Represents (i) the difference ($.09375) between the exercise price of the options ($0.78125) and the per share fair market value of the Company's Common Stock on December 31, 1998 ($0.875) times (ii) the number of shares subject to the options.



 STOCK OPTIONS

     The Company's Incentive Plan is intended to retain key executives and other selected employees, reward them for making major contributions to the success of the Company and provide them with a proprietary interest in the growth and performance of the Company and its subsidiaries. In general, the Incentive Plan permits the award of stock-based compensation in addition to options.


PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC
                 ACCOUNTANTS

     At the Meeting, the stockholders will be asked to ratify the appointment by the Board of Directors of Ernst & Young L.L.P. as the Company's independent public accountants to perform the audit of the Company's financial statements for the fiscal year ending December 31, 1999. Ernst & Young L.L.P. has been the Company's auditors since the resignation of Touche Ross, L.L.P. in November 1989. The Board of Directors currently does not expect the representatives of Ernst & Young L.L.P. to be present at the Meeting, and, accordingly, no representatives are expected to be available to respond to questions. However, representatives of Ernst & Young L.L.P. are invited to attend the Meeting, and, should they attend, they will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. The affirmative vote of a majority of the votes entitled to be cast by the holders of Common Stock and Preferred Stock present in person or by proxy is required for approval of this proposal.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG L.L.P. AS THE COMPANY'S AUDITORS


Stockholder Proposals for the 2000 Annual Meeting of Stockholders

     The Company intends to hold its 2000 annual meeting of stockholders in May 2000. Stockholder proposals for inclusion in the Company's Proxy Statement and form of proxy for the 2000 annual meeting of stockholders must be received by the Company no later than December 28, 1999.

Other Business

     The Board of Directors does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                      PROXY


Tanknology-NDE THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS International, Inc. The undersigned hereby appoints Jay A. Chaffee, A. Daniel 8900 SHOAL CREEK Sharplin, and each of them, attorneys and agents with full
   BOULEVARD        power of  substitution,  to vote as proxy all the  shares of
BUILDING 200        Common Stock of Tanknology-NDE  International,  Inc. held of
AUSTIN, TX 78757    record by the  undersigned  on April  30,1999  at the annual meeting of stockholders of Tanknology-NDE International, Inc. to be held on June 15, 1999 and at any adjournment or postponement thereof, in the manner indicated on the reverse hereof and in their discretion on such other matters as may properly come before said meeting or any adjournments thereof.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date below and mail in the postage paid envelope provided. Specific choices may be made on the reverse side.


                                  Dated  ______________________________, 1998


                                  -------------------------------------------
                                  Signature

                                  -------------------------------------------
                                  Signature if held jointly

                                  When  signing  as   Executor,   Administrator,
                                  Trustee or the like, please give full title.




                                PROXY (CONTINUED)

This Proxy will be voted as directed, or if no direction is indicated, will be voted FOR all nominees listed below for election as directors, and FOR Proposal
2. The Board of Directors recommends a vote FOR Proposals 1 and 2.




(1) Election of Directors FOR ALL [ ] WITHHOLD AUTHORITY [ ] (You may withhold authority TO VOTE FOR:
                            to vote for any nominee by
                            lining through or otherwise
                            striking out the name of
                            any nominee.)

               Jay Allen Chaffee
               Charles C. McGettigan
               A. Daniel Sharplin            ___________________________________
               Michael S. Taylor             Instructions:  To withhold vote for
               Myron A. Wick                 individual(s), write name(s) above.



(2)  Ratification of the appointment of       FOR [ ]   AGAINST [ ]  ABSTAIN [ ]
     Ernst & Young L.L.P. as Independent
     Public Accountants


                                                (Sign and date on reverse side)